Daktronics, Inc. Announces Record First Quarter Fiscal 2009 Results

• Net sales increase 33 percent, earnings up 41 percent compared to fiscal 2008 first quarter

• Backlog up 22 percent over last year at $173 million

• Reiterates annual guidance

• Selling, general and administrative spending contained

• Quarter contains 14 weeks versus 13 weeks in fiscal 2008

Brookings, S.D. – Aug. 26, 2008 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2009 first quarter net sales of $161.2 million and net income of $9.7 million, or $0.24 per diluted share, compared to net sales of $120.9 million and net income of $7.1 million, or $0.17 per diluted share, for the first quarter of fiscal 2008. Backlog at the end of the 2009 first quarter was approximately $173 million, compared with a backlog of approximately $142 million a year earlier, and $175 million at the end of the fourth quarter of fiscal 2008.

As previously announced, the first quarter of fiscal year 2009 contains 14 weeks as compared to the customary 13- week quarter, and fiscal year 2009 is a 53-week fiscal year. The first quarter of fiscal 2008 contained 13 weeks.

“This quarter was a great start on achieving our goal of annual top line growth of more than 20 percent with a higher rate of growth in earnings,” said Jim Morgan, president and chief executive officer. “We demonstrated the benefits of our ongoing initiatives to increase our throughput and improve our processes, as we set new records in quarterly sales and earnings. Our investments in lean manufacturing, design for manufacturability, inventory management, facilities and systems led to record levels for manufacturing throughput. We also continued to demonstrate our commitment to controlling operating expenses, which increased only slightly from the fourth quarter of fiscal 2008 after adjusting for the extra week in the fiscal 2009 first quarter.”

Orders for the quarter were up over 15 percent as compared to the first quarter of fiscal 2008. This does not include the recently announced contract for the New Meadowlands Stadium, which is expected to exceed $45 million. All domestic business units benefited from order growth.

Morgan added, "Our Commercial business unit saw the highest growth rate at 29 percent in the first quarter of fiscal 2009 over the same period last year. This growth was lead by increases in the billboard niche and was partially offset by weakness in our Galaxy® product line sales. We attribute that primarily to economic conditions.”

"Our Live Events business unit exceeded our expectations for sales during the quarter.  This is a testimony to the effectiveness of our lean manufacturing efforts, and the reengineering of our video display products to optimize the manufacturing process.  Orders rose 12 percent without the benefit of the New Meadowlands Stadium.  We are optimistic about our chances of booking two additional large sports projects in the next quarter in addition to the New Meadowlands Stadium order," said Morgan.

Internationally, the company completed several large high profile projects that were booked in fiscal 2008, including the rail station project in Beijing, China and an 8-unit outdoor LED video display network in the United Kingdom which lead to record quarterly sales for the International business unit. Gross margins in the international business unit were higher than expected for the first quarter of fiscal 2009. “Due to the inherent volatility of the international market we expect that net sales will be down for the second quarter, but we remain optimistic about the growth opportunities for the rest of the fiscal year,” said Morgan.

The company’s Schools and Theaters business unit achieved order growth of more than 11 percent for the quarter, which is slightly ahead of plan. Morgan added, “Lead times in the business unit were stretched a little during the quarter, and sales lagged compared to expectations, but we intend to still meet our sales goals for the year.”

Daktronics' Transportation business unit also experienced order growth ahead of plan and is up more than 15 percent for the first quarter of fiscal 2009 as compared to the same period one year ago.

Morgan concluded, “In addition to the progress we continue to make on improving our product designs and manufacturing processes to increase throughput and reduce costs, we are also making progress in restructuring our service organization to improve margins. These are all critical strategic initiatives for us, but the investment in these initiatives adds pressure on earnings in the short-term.”

“Gross margin percents for the quarter were not as strong as expected due primarily to higher warranty costs and inventory write-downs,” said Bill Retterath, chief financial officer. “As announced previously, we reorganized our sales and service organization which resulted in approximately $0.8 million of costs per quarter being transferred from selling expense into cost of goods sold in the first quarter of fiscal 2009. This also impacted gross margin percents as compared to prior periods.”

Retterath added, “We are pleased with our control over operating expenses. Our largest cost is personnel expense and we have been extremely diligent in managing the growth while keeping in mind our long-term objectives. Operating costs rose only slightly on a sequential basis when the additional week of the quarter and the impact of reorganizing our field services organization are factored into the quarterly results. Finally, we are on track to be at or under budget for the year on capital expenses. We sold our production studio in Tampa, Florida, as we felt that the return on investment did not justify continued ownership. This resulted in a one-time, pretax gain of approximately $1 million. We will rent a portion of the building back for our Tampa operations.”

Business Outlook

The company is reiterating its financial guidance for fiscal 2009. Daktronics expects that net sales will increase by more than 20 percent over fiscal 2008 and operating margin will range from 8.0 percent to 9.5 percent. The growth of net sales depends on a number of large contracts, particularly in our live events and international business units, which could cause this growth level to change. Operating margin may vary, primarily as a result of fluctuations in gross profit levels. This guidance is subject to a number of factors that could cause it to vary, and investors should refer to our filings with the Securities and Exchange Commission for a more complete list of risk factors.

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theatres and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2008 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	August 2,	July 28,
	2008	2007
Net sales	$161,229	$120,923
Gain on sale of Property	977	--
Cost of goods sold	116,858	84,044
Gross profit	45,348	36,879

Operating expenses:
Selling	16,365	14,844
General and administrative	7,682	6,002
Product design and development	6,546	4,756
	30,593	25,602
Operating income	14,755	11,277

Nonoperating income (expense):
Interest income	536	384
Interest expense	(106)	(426)
Other income (expense), net	(345)	(302)

Income before income taxes	14,840	10,933
Income tax expense	5,113	3,822
Net income	$9,727	$7,111

Weighted average shares outstanding:
Basic	40,338	39,638
Diluted	41,323	41,260

Earnings per share:
Basic	$0.24	$0.18
Diluted	$0.24	$0.17

Cash dividend paid per share	$0.09	$0.07

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	August 2,
	2008	April 26,
	(unaudited)	2008
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$6,269	$9,782
Accounts receivable, less allowance for doubtful accounts	75,545	56,516
Inventories	62,132	50,525
Costs and estimated earnings in excess of billings	29,875	27,126
Current maturities of long-term receivables	8,162	7,435
Prepaid expenses and other	6,806	4,796
Deferred income taxes	9,616	9,517
Total current assets	198,405	165,697

Advertising rights, net	3,277	3,457
Long-term receivables, less current maturities	17,052	16,837
Investments in affiliates	2,307	2,998
Goodwill	4,709	4,722
Intangible and other assets	3,031	3,102
Deferred income taxes	143	143
	30,519	31,259
PROPERTY AND EQUIPMENT:
Land	2,757	3,190
Buildings	48,784	49,464
Machinery and equipment	47,060	44,743
Office furniture and equipment	48,038	45,482
Equipment held for rental	2,329	2,658
Demonstration equipment	7,704	7,516
Transportation equipment	5,989	6,106
	162,661	159,159
Less accumulated depreciation	66,046	61,636
	96,615	97,523
TOTAL ASSETS	$325,539	$294,479

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Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	August 2,
	2008	April 26,
	(Unaudited)	2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$42,143	$31,540
Accrued expenses and warranty obligations	27,718	26,100
Current maturities of long-term debt and marketing obligations	907	910
Billings in excess of costs and estimated earnings	25,586	24,560
Customer deposits	15,898	12,113
Deferred revenue	9,715	6,980
Income taxes payable	4,412	949
Total current liabilities	126,379	103,152

Long-term debt, less current maturities	55	55
Long-term marketing obligations, less current maturities	695	646
Long-term warranty obligations and other payables	3,671	3,766
Deferred income taxes	3,607	3,607
	8,028	8,074
TOTAL LIABILITIES	134,407	111,226

SHAREHOLDERS’ EQUITY:
Common stock	26,570	25,638
Additional paid-in capital	11,308	10,398
Retained earnings	154,004	147,912
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(741)	(686)
TOTAL SHAREHOLDERS’ EQUITY	191,132	183,253
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$325,539	$294,479

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Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	August 2, 2008	July 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,727	$7,111
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	5,884	4,505
Amortization	79	79
(Gain) loss on sale of property and equipment	(977)	(1)
Stock-based compensation	839	608
Equity in earnings and losses of affiliates	692	526
Provision for doubtful accounts	111	28
Deferred income taxes, net	(99)	(30)
Change in operating assets and liabilities	(12,532)	6,657
Net cash provided by operating activities	3,724	19,483

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,534)	(13,343)
Cash consideration paid for equity method investments	--	(750)
Proceeds from sale of property and equipment	2,713	23
Net cash used in investing activities	(4,821)	(14,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on notes payable	--	1,068
Proceeds from exercise of stock options and warrants	176	732
Excess tax benefits from stock-based compensation	71	177
Principal payments on long-term debt	--	(12)
Dividend paid	(3,635)	(2,770)
Net cash (used in) provided by in financing activities	(3,388)	(805)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(38)	(37)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,523)	4,571

CASH AND CASH EQUIVIALENTS BEGINNING OF PERIOD	9,325	2,590

CASH AND CASH EQUIVALENTS END OF PERIOD	$4,802	$7,161

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Daktronics, Inc. and Subsidiaries

Sales and Orders By Segment

(in thousands)

(unaudited)

	Three Months Ended
	August 2,	July 28,
	2008	2007
Net sales
Commercial	$48,390	$42,341
Live Events	63,088	47,304
Schools & Theatres	16,980	17,462
Transportation	9,571	7,791
International	23,200	6,025
Total Net Sales	$161,229	$120,923

Orders
Commercial	$50,710	$39,432
Live Events	59,165	53,027
Schools & Theatres	24,361	21,910
Transportation	10,159	8,785
International	12,875	13,231
Total Orders	$157,270	$136,385

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